Exhibit 99.8

EMPIRE RESORTS ANNOUNCES COMMENCEMENT OF RIGHTS OFFERING

Monticello, New York, April 2, 2014—Empire Resorts, Inc. (NASDAQ-GM:NYNY) (“Empire” or the “Company”) today announced that it has commenced a rights offering for approximate gross proceeds of $15,390,000. Empire has granted, at no charge to the holders of record of its common stock and Series B Preferred Stock on March 31, 2014, the record date for the rights offering, one non-transferable subscription right for each 15 shares of common stock owned, or into which the Series B Preferred Stock is convertible, as more fully described in the prospectus supplement relating to the rights offering. Each subscription right will entitle the holder to purchase one share of common stock at a subscription price of $6.25 per share. In addition, holders of subscription rights who fully exercise their basic subscription rights are entitled to oversubscribe for additional shares of common stock up to the number of shares purchased pursuant to the exercise of their basic subscription rights.

The subscription offering is expected to expire at 5:00 p.m., New York City time, on April 30, 2014, subject to extension or earlier termination. We will not issue subscription rights to acquire fractional shares of our common stock but rather will round down the aggregate number of shares for which you may subscribe to the nearest whole share. Kien Huat Realty III, Limited, the Company’s largest stockholder, has indicated it intends to exercise its basic subscription rights granted in the rights offering, although it is not obligated to do so.

Shareholders who hold their shares directly will receive a prospectus, together with a letter from the Company describing the rights offering, a subscription rights certificate and an IRS Form W-9. Those wishing to exercise their rights should review all materials, properly complete and execute the subscription rights certificate and deliver it and payment in full to the subscription agent:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

Attn: Corporate Actions Department

Telephone Number for Confirmation: (917) 262-2378

Holders of subscription rights whose shares are held in street name through a broker, custodian bank or other nominee must instruct their broker, custodian bank or nominee whether or not to exercise subscription rights on their behalf. Those wishing to obtain a separate subscription rights certificate should promptly contact their broker, custodian bank or other nominee with that request, although it is not necessary to have a physical subscription rights certificate to elect to exercise rights if shares are held in street name.

Holders of subscription rights who wish to exercise subscription rights but will be unable to deliver the subscription rights certificate prior to the expiration date can deliver a Notice of Guaranteed Delivery in accordance with the directions in the prospectus.

This release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The rights offering is being made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

A copy of the prospectus or further information with respect to the rights offering may be obtained by contacting Morrow & Co, LLC, the Information Agent. Stockholders may contact Morrow & Co., LLC by telephone at (855) 201-1081 and banks and brokerage firms by telephone at (203) 658-9400. Morrow & Co., LLC may also be reached by email at empire.info@morrowco.com.

About Empire

Empire Resorts, Inc. owns and operates, through its subsidiary Monticello Raceway Management, Inc., the Monticello Casino and Raceway, a harness racing track and casino located in Monticello, New York, and is 90 miles from midtown Manhattan.

Contact:

Charles Degliomini

Empire Resorts, Inc.

(845) 807-0001

cdegliomini@empireresorts.com